Green Brick Partners, Inc. 8-K

Exhibit 4.1

AMENDMENT NO. 1 TO SECTION 382 RIGHTS AGREEMENT

This Amendment No. 1, dated as of August 12, 2015 (this “Amendment”), to the Section 382 Rights Agreement, dated as of March 27, 2014 (the “Rights Agreement”), is made between Green Brick Partners, Inc., a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (the “Rights Agent”). Capitalized terms not otherwise defined herein have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its stockholders to revise the definition of “Final Expiration Date” contained in Section 1 of the Rights Agreement and extend the expiration date of the Rights Agreement, subject to the approval of the stockholders of the Company;

WHEREAS, the Board has determined it is in the best interests of the Company and its stockholders to revise the definition of “Purchase Price” contained in Section 1 of the Rights Agreement;

WHEREAS, pursuant to its authority under Section 26 of the Rights Agreement, the Board has authorized and approved this Amendment to the Rights Agreement as of the date hereof, and an appropriate officer of the Company has delivered a certificate to the Rights Agent in accordance with Section 26 of the Rights Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:

1. The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with Section 26 of the Rights Agreement, to execute this Amendment.

2. The definition of “Final Expiration Date” contained in Section 1 of the Rights Agreement is hereby amended, subject to the approval of such amendment by a majority of the votes cast by the stockholders present in person or by proxy and voting on such matter at the Company next annual meeting of stockholders, to read in its entirety as follows:

“Final Expiration Date” shall mean the Close of Business on March 27, 2019.

3. The definition of “Purchase Price” contained in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

“Purchase Price” with respect to each Right shall mean $30.00, as such amount may from time to time be adjusted as provided in this Rights Agreement, and shall be payable in lawful money of the United States of America. All references herein to the Purchase Price shall mean the Purchase Price as in effect at the time in question.

4. The address for notices or demands to or on the Company contained in Section 25 of the Rights Agreement is hereby amended to read in its entirety as follows:

Greek Brick Partners, Inc.

2805 Dallas Parkway, Suite 400

Plano, Texas 75093

Attention: Chief Executive Officer

5. This Amendment shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State.

6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature. This Amendment shall be effective as of the Close of Business on the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

GREEN BRICK PARTNERS, INC.

By:	/s/ James R. Brickman
Name: James R. Brickman
Title: Chief Executive Officer

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., as Rights Agent

By:	/s/ John Dunn
Name: John Dunn
Title: Vice President